Exhibit 10.39

SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS SCIENTIFIC ADVISORY BOARD AGREEMENT (the “Agreement”) is made and entered into as of July 19, 2006 (the “Effective Date”), by and between KOSAN BIOSCIENCES INCORPORATED, a Delaware corporation with a place of business at 3832 Bay Center Place, Hayward, CA 94545 (the “Company”), and CHAITAN S. KHOSLA, PH.D., an individual with an address at 740 La Para Avenue, Palo Alto, CA 94306 (the “Advisor”). The Company and the Advisor may be referred to herein individually as “Party” or collectively, as “Parties.”

RECITAL

As part of its ongoing program of research and development, the Company desires to retain distinguished scientists and other qualified individuals to advise the Company with respect to its technology strategy and to assist it in the research, development and analysis of the Company’s technology. In furtherance of this desire, the Company wishes to retain Advisor as a consultant and member of the Company’s Scientific Advisory Board.

AGREEMENT

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1. Scientific Advisory Board and Consulting Services.

Commencing on the Effective Date, the Company hereby retains Advisor, and Advisor hereby agrees to serve, as a member of the Company’s Scientific Advisory Board (the “SAB”) and as a consultant to the Company. As consultant and member of the SAB, Advisor agrees to devote Advisor’s best efforts to provide the following services: (a) attending meetings of the Company’s SAB; (b) performing the duties of an SAB member at such meetings, as established from time to time by the mutual agreement of the Company and the SAB members, including without limitation meeting with Company employees, consultants and other SAB members, reviewing goals of the Company and assisting in developing strategies for achieving such goals, and providing advice, support, theories, techniques and improvements in the Company’s scientific research and product development activities; and (c) providing consultation to the Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. The services to be provided by Advisor hereunder are referred to collectively herein as the “Services.”

1.

Khosla, C.

2. Compensation.

As full and complete compensation for performing the Services, the Company shall pay Advisor compensation in the amount of $2,500 per day for consultation at the Company’s facility or at a location approved by the Company. Advisor will not receive cash compensation for periodic telephone or other consultations, unless those involve a significant amount of Advisor’s time and interfere with Advisor’s other commitments, and the Company has agreed in advance in writing to pay such compensation. The Company will also reimburse Advisor for reasonable out-of-pocket travel expenses incurred by Advisor in providing Services at the Company’s request from time to time.

3. Independent Contractor.

The Parties understand and agree that Advisor is an independent contractor and not an employee of the Company. Advisor has no authority to obligate the Company by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

4. Institutional Agreement.

(a) The Company acknowledges that Advisor is a professor of Stanford University (the “University”) and is subject to the University’s policies, including policies concerning consulting, conflicts of interest and intellectual property. The Company acknowledges that, to the extent that such policies conflict with the terms of this Agreement, Advisor’s obligations under the University’s policies take priority over the obligations Advisor has by reason of this Agreement. The Company further acknowledges and agrees that nothing in this Agreement shall affect Advisor’s obligations to, or research on behalf of, the University. Advisor agrees to use reasonable efforts to avoid or minimize any such conflict. Advisor represents and warrants that he shall not use any facilities or resources of the University in performing the Services hereunder.

(b) Advisor agrees to provide to the Company copies of University’s policies or guidelines relating to Advisor’s obligations to the University and consulting services, if any, promptly upon request by the Company. If Advisor is required by the Institution, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services being provided by Advisor hereunder or that is contrary to the terms of this Agreement, Advisor will promptly notify the Company of such obligation, specifying the nature of such disclosure or action and identifying the applicable guideline or policy under which disclosure or action is required, prior to making such disclosure or taking such action.

2.

Khosla, C.

5. Recognition of Company’s Rights; Nondisclosure.

Advisor recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Advisor agrees as follows:

(a) At all times during the term of Advisor’s association with the Company and thereafter, Advisor will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Advisor’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.

(b) The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company, including without limitation by assignment under Section 6. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, media and/or cell lines and procedures and formulations for producing any such samples, media and/or cell lines, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

(c) In addition, Advisor understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Advisor’s association and thereafter, Advisor will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information, except in connection with Advisor’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

6. Intellectual Property Rights.

(a) Advisor agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that the Advisor conceives, reduces to practice or develops, alone or in conjunction with others, during or as a direct result of performing the Services for the Company under this Agreement (collectively, the “Inventions”) shall be the sole and exclusive property of the Company.

3.

Khosla, C.

(b) Advisor hereby assigns and agrees to assign to the Company Advisor’s entire right, title and interest in and to all Inventions. Advisor hereby designates the Company as Advisor’s agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the foregoing assignments from the Advisor to the Company.

(c) Advisor further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.

(d) Advisor agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Proprietary Information, Inventions or work performed by Advisor for the Company hereunder. Advisor further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld. Any such consent shall be given within sixty (60) days.

7. No Conflicting Obligation.

(a) Advisor represents and warrants that Advisor’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement.

(b) Advisor hereby agrees not to enter into any agreement that conflicts with this Agreement.

8. No Improper Use of Materials.

Advisor agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

4.

Khosla, C.

9. Term and Termination.

(a) This Agreement, and Advisor’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of four (4) years after the Effective Date, unless earlier terminated as provided below. At the end of such initial term, the Agreement will automatically be extended for an additional period or periods of one year each, unless the Advisor or the Company shall have given to the other written notice to the contrary at least thirty (30) days prior to the commencement of such additional period.

(b) Either Party may terminate the Agreement at any time by giving no less than thirty (30) days prior written notice to the other Party. The obligations set forth in Articles 5, 6, 7, 9 and 11 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.

10. Assignment.

The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business or assets to which this Agreement relates.

11. Legal and Equitable Remedies.

Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Governing Law; Severability.

This Agreement shall be governed by and construed according to the laws of the State of California, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

5.

Khosla, C.

13. Complete Understanding; Modification.

This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

14. Notices.

Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement (if to the Company, then to the attention of General Counsel), or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

15. Counterparts.

This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

6.

Khosla, C.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

KOSAN BIOSCIENCES INCORPORATED		CHAITAN S. KHOSLA, PH.D.

/s/ Pieter B. Timmermans		/s/ Chaitan Khosla
Name:	Pieter B. Timmermans, Ph.D.
Title:	SVP, Drug Discovery & Preclinical Dev.

7.

Khosla, C.